===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          WEINGARTEN REALTY INVESTORS
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                          WEINGARTEN REALTY INVESTORS
                           2600 CITADEL PLAZA DRIVE
                             HOUSTON, TEXAS 77008

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 8, 1998

To Our Shareholders:

  Notice is hereby given that the Annual Meeting of Shareholders of Weingarten Realty Investors (the "Company") will be held at The Houstonian, 111 N. Post Oak Lane, Houston, Texas on Friday, May 8, 1998, at 11:00 a.m., Houston time. Shareholders will be asked to vote on the following proposals:

    Proposal 1: The election of ten trust managers to serve until the next Annual Meeting of Shareholders or until their successors have been elected and qualified.

    Proposal 2: Ratification of the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for the ensuing year.

  The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the meeting.

  All shareholders of record as of the close of business on March 9, 1998 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding common shares of the Company is required for a quorum.

  The Board of Trust Managers appreciates and encourages your participation in the Company's annual meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, please sign, date and promptly return the enclosed proxy in the postage-paid envelope provided. If you attend the meeting, you may withdraw your proxy, if you wish, and vote in person.

                                              By order of the Board of Trust
                                                         Managers,

                                                     M. CANDACE DuFOUR
                                               Vice President and Secretary

March 16, 1998
Houston, Texas

                          WEINGARTEN REALTY INVESTORS
                           2600 CITADEL PLAZA DRIVE
                             HOUSTON, TEXAS 77008

                                PROXY STATEMENT

                   SOLICITATION AND REVOCABILITY OF PROXIES

  This Proxy Statement is furnished by the Board of Trust Managers of Weingarten Realty Investors (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held May 8, 1998, and at any adjournment thereof. This Proxy Statement relates to a meeting of the holders of common shares of beneficial interest, par value $0.03 per share ("Common Shares"), of the Company to consider and act upon the proposals set forth in the notice of meeting attached hereto, including the election of trust managers. This Proxy Statement and the related form of Proxy will be sent or given to shareholders beginning on or about March 16, 1998.

  The Common Shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said Common Shares will be voted in favor of the proposals set forth in the notice attached hereto. The affirmative vote of two-thirds of the outstanding Common Shares is required to elect each trust manager nominee. The affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting of Shareholders and entitled to vote is required for approval of the ratification of the appointment of auditors. The Texas Real Estate Investment Trust Act does not specifically address the treatment of abstentions and broker non-votes. The Company's Bylaws provide that shares abstaining from a vote or not voted on a matter will not be treated as entitled to vote. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters that may properly come before the meeting.

  A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by written notice delivered to the Secretary of the Company at the Company's principal executive office, 2600 Citadel Plaza Drive, Houston, Texas 77008 (the mailing address for the Company is P. O. Box 924133, Houston, Texas 77292-4133), at any time up to the meeting or any adjournment thereof, or by delivering it to the Chairman of the meeting on the date of the meeting or any adjournment thereof.

  The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and solicitation of proxies from the beneficial owners of Common Shares held of record by such person. It is anticipated that the solicitation will be primarily by mail but proxies also may be solicited personally or by telephone by regular employees of the Company without additional compensation.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  All shareholders of record as of the close of business on March 9, 1998 are entitled to notice of and to vote at the meeting. Provided a complete and executed form of proxy shall have been delivered to the Secretary of the Company prior to the meeting, any person may attend and vote that number of shares for which he holds a proxy. On March 9, 1998, the Company had 26,665,814 Common Shares outstanding, which were held of record by 3,225 persons. The Common Shares are the only class of voting securities of the Company. Each Common Share is entitled to one vote.

  The following table sets forth the beneficial ownership of the Company's Common Shares with respect to each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Shares as of March 9, 1998.

            NAME AND BUSINESS ADDRESS              AMOUNT AND NATURE OF   PERCENT
               OF BENEFICIAL OWNERS                BENEFICIAL OWNERSHIP   OF CLASS
            -------------------------              --------------------   --------
Stanford Alexander................................      2,166,882(1)        8.1%
  P.O. Box 924133
  Houston, Texas 77292-4133
Princeton Services, Inc.
Merrill Lynch Asset Management, L.P.
Merrill Lynch Growth Fund.........................      1,842,900(2)        6.9%
  800 Scudders Mill Road
  Plainsboro, New Jersey 08536

--------
(1) Includes 383,608 shares held by various trusts for the benefit of Mr. Alexander's children and 296,675 shares for which voting and investment power are shared with Andrew M. Alexander and Melvin A. Dow, trust managers of the Company; 10,800 shares subject to restrictions on transfer for which Mr. Alexander has the right to vote and 96,791 shares that may be purchased by Mr. Alexander upon exercise of share options that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table. Also includes 319,580 shares held by a charitable foundation, over which shares Mr. Alexander and his wife Joan have voting and investment power.

(2) Pursuant to information contained in a Schedule 13G filed by or on behalf of such beneficial owners with the Securities and Exchange Commission in February 1998.

PROPOSAL 1

                          ELECTION OF TRUST MANAGERS

  The Board of Trust Managers has nominated and urges you to vote "FOR" the ten nominees listed below as trust managers who, if elected, would serve until the next Annual Meeting of Shareholders or until their successors have been elected and qualified. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares for which they hold proxies "FOR" the election of the nominees named herein unless otherwise directed. Although the trust managers of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment. The affirmative vote of the holders of two-thirds of the outstanding Common Shares is required to elect each trust manager nominee. If any existing trust manager fails to receive the affirmative vote of the holders of two-thirds of the outstanding common shares, he shall remain in office until his successor, if any, is duly elected and qualified.

  All of the nominees for election as trust managers are members of the present Board of Trust Managers and all nominees have consented in writing to be named in this proxy statement and to continue to serve as a trust manager. Set forth below is certain information as of March 9, 1998 for (i) the nominees for the Board of Trust Managers, (ii) the Named Executive Officers of the Company as defined under "-- Executive Compensation," and (iii) the trust managers and all executive officers of the Company, as of December 31, 1997, as a group:

                                         SERVED AS
                                           TRUST        AMOUNT AND
                                          MANAGER       NATURE OF       PERCENT
                NAME                 AGE   SINCE   BENEFICIAL OWNERSHIP OF CLASS
                ----                 --- --------- -------------------- --------
Stanford Alexander(1)...............  69   1956         2,166,882(4)       8.1%
Andrew M. Alexander.................  41   1983           653,959(5)       2.5%
Robert J. Cruikshank(2).............  67   1997             1,000            *
Martin Debrovner(1).................  61   1976           179,866(6)         *
Melvin A. Dow(2)(3).................  70   1984           502,277(7)       1.9%
Stephen A. Lasher(1)(3).............  49   1980           346,502(8)       1.3%
Joseph W. Robertson, Jr. ...........  50   1978           110,400(9)         *
Douglas W. Schnitzer................  41   1984           630,280(10)      2.4%
Marc J. Shapiro(2)(3)...............  50   1985            11,500(11)        *
J. T. Trotter(2)....................  71   1985             1,000            *
Stephen C. Richter**(12)............  43                   49,710(13)        *
All trust managers and executive
 officers as a group (11 persons)...                    3,771,535(14)     14.0%

--------
  * Beneficial ownership of less than 1% of the class is omitted.
 ** Not a nominee for the Board of Trust Managers.
                                            (Notes continued on following page)

 (1) Member of Executive Committee.
 (2) Member of Audit Committee.
 (3) Member of Executive Compensation Committee.
 (4) See note (1) to the table on page 2 for information with respect to Mr. Alexander's beneficial ownership of such shares.
 (5) Includes the 296,675 shares described in note (1) to the table on page 2 for which voting and investment power are shared with Stanford Alexander and Melvin A. Dow; 3,240 shares subject to restrictions on transfer for which Mr. Alexander has the right to vote and 52,700 shares that may be purchased by Mr. Alexander upon the exercise of share options that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table.
 (6) Includes 26,878 shares held in trust for the benefit of Mr. Debrovner's children for which he exercises voting and investment power. Also includes 6,900 shares subject to restrictions on transfer for which Mr. Debrovner has the right to vote and 79,000 shares that may be purchased upon the exercise of share options that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table.
 (7) Includes the 296,675 shares described in note (1) to the table on page 2 for which voting and investment power are shared with Andrew M. Alexander and Stanford Alexander.
 (8) Includes 57,785 shares held by trusts for the benefit of Mr. Lasher's children for which Mr. Lasher exercises voting and investment power.
 (9) Includes 9,390 shares subject to restrictions on transfer for which Mr. Robertson has the right to vote and 38,000 shares that may be purchased upon the exercise of share options that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table.
(10) Voting and investment power are shared with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer with respect to all such shares.
(11) Includes 2,600 shares owned by Mr. Shapiro's children for which he disclaims beneficial ownership because he holds no custodial authority with respect to such shares.
(12) Mr. Richter is a Named Executive Officer of the Company and not a member or a nominee of the Board of Trust Managers.
(13) Includes 4,770 shares subject to restrictions on transfer for which Mr. Richter has the right to vote and 22,000 shares that may be purchased upon the exercise of share options that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table.
(14) Includes 35,100 shares subject to restrictions on transfer for which the individuals have the right to vote and 288,491 shares that may be purchased upon the exercise of share options that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table.

  Set forth below is certain biographical information with respect to the business experience, for at least the last five years, of the ten nominees to serve as the Company's trust managers.

  Mr. Stanford Alexander is the Company's Chairman and its Chief Executive Officer. He has been employed by the Company since 1955 and has served in his present capacity since January 1, 1993. Prior to becoming Chairman, Mr. Alexander served as President and Chief Executive Officer of the Company since 1962. Mr. Alexander is President, Chief Executive Officer and a trust manager of Weingarten Properties Trust and a member of the Houston Regional Advisory Board of Chase Bank of Texas, N.A. ("CBT") (formerly Texas Commerce Bank, N.A.) Houston Regional Board.

  Mr. Andrew M. Alexander is President of the Company. Prior to his present position, Mr. Alexander was Executive Vice President/Asset Management of the Company and President of Weingarten Realty Management Company (the "Management Company") since 1993. Prior to such time, Mr. Alexander was Senior Vice President/Asset Management of the Management Company. He also served as Vice President of the Management Company and, prior to the Company's reorganization in December 1984, was Vice President and an employee of the Company since 1978. Mr. Alexander has been primarily involved with leasing operations at both the Company and the Management Company. Mr. Alexander is also a trust manager of Weingarten Properties Trust and a director of Academy Sports & Outdoors, Inc., a regional sporting goods company.

  Mr. Cruikshank is currently retired and has been managing personal investments since 1993. Prior to that time he was Senior Partner with Deloitte & Touche LLP from 1989 to 1993 and Managing Partner with the predecessor firm, Deloitte Haskins & Sells from 1974 to 1989. He is currently a director of Houston Industries, Inc., Maxxam, Inc., Kaiser Aluminum Corp., Texas Biotechnology Corp. and American Residential Services.

  Mr. Debrovner is Vice Chairman of the Company. Prior to assuming such position, Mr. Debrovner served as President and Chief Operating Officer since 1993. Mr. Debrovner served as President of the Management Company since the Company's reorganization in December 1984. Prior to such time, Mr. Debrovner was an employee of the Company for 17 years, holding the positions of Senior Vice President from 1980 until March 1984, and Executive Vice President until December 1984. As Executive Vice President, Mr. Debrovner was generally responsible for the Company's operations. Mr. Debrovner is also a trust manager of Weingarten Properties Trust.

  Mr. Dow has been engaged in the private practice of law and was named Chairman/CEO in January 1995 of Dow, Cogburn & Friedman, P.C. Prior to assuming such position, Mr. Dow served as President and was a partner of the predecessor Houston law firm of Dow, Cogburn & Friedman since 1954. Mr. Dow is also a trust manager of Weingarten Properties Trust.

  Mr. Lasher has been President of The GulfStar Group, Inc., an investment banking firm, since January 1991. Prior to such time, he was Executive Vice President and Managing Director of Corporate Finance of Rotan Mosle Inc., an investment banking firm headquartered in Houston, for more than five years. Mr. Lasher is also a trust manager of Weingarten Properties Trust and a director of Ceanic, Conservatek Industries and Oshman's Sporting Goods.

  Mr. Robertson is Executive Vice President of the Company and its Chief Financial Officer. Prior to becoming Executive Vice President, Mr. Robertson served as Senior Vice President and Chief Financial Officer since 1980. He has been with the Company since 1971. Mr. Robertson is also a trust manager of Weingarten Properties Trust.

  Mr. Douglas Schnitzer is Chairman/CEO of Senterra Real Estate Group, L.L.C. ("Senterra"), a commercial real estate development and management company headquartered in Houston. Mr. Schnitzer served as President and Chief Executive Officer of Senterra Development from August 1989 until December 1994. Prior to such time, he served as Senior Vice President/General Marketing & U.S.C.B of Century Development Corporation for more than five years.

  Mr. Shapiro became Vice Chairman of The Chase Manhattan Bank in 1997. He served as Chairman and Chief Executive Officer of Texas Commerce Bank ("TCB") from January 1994 to 1997. Prior to such time, he served as President and Chief Executive Officer of TCB since December 1989. From 1982 to 1989, Mr. Shapiro served as Vice Chairman and Chief Financial Officer of TCB. Mr. Shapiro is also a director of CBT, Santa Fe Energy Resources, Inc., Browning-Ferris Industries and Burlington Northern Santa Fe Corporation.

  Mr. Trotter has been a private investor for more than the last five years. Mr. Trotter is a director of Howell Corporation.

  Andrew M. Alexander is the son of Stanford Alexander. Stephen A. Lasher is a first cousin of Douglas W. Schnitzer, a first cousin once-removed of Stanford Alexander and a second cousin of Andrew M. Alexander. Douglas W. Schnitzer is a first cousin once-removed of Stanford Alexander and a second cousin of Andrew M. Alexander. Martin Debrovner is a first cousin of Mrs. Stanford
(Joan) Alexander.

BOARD COMMITTEES AND MEETINGS

  The Board of Trust Managers of the Company met four times in 1997. During 1997, each trust manager, except Mr. Cruikshank , attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Trust Managers and (b) the total number of meetings held by any committee of the Board on which he served. The Company's Board of Trust Managers has standing Executive, Audit and Executive Compensation Committees. The Board of Trust Managers does not have a nominating committee.

  Executive Committee. The Executive Committee is comprised of Messrs. S. Alexander, Debrovner and Lasher. Pursuant to the Company's bylaws, the Executive Committee shall have such authority and powers as may from time to time be delegated thereto by the Board of Trust Managers. The Executive Committee has been granted the authority to acquire and dispose of real property up to $50,000,000 in value and has the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company. The Executive Committee did not meet during 1997.

  Audit Committee. The Audit Committee is composed of four independent trust managers, Messrs. Cruikshank, Dow, Shapiro and Trotter. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, to review with the independent public accountants the plans for and results of the audit engagement, to approve professional services provided by the independent public accountants, to review the independence of the independent public accountants, to consider the range of audit and non-audit fees and to review the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1997.

  Executive Compensation Committee. The Executive Compensation Committee, also composed of independent trust managers, is responsible for determining compensation for the Company's executive officers, in addition to administering the Company's 1988 Share Option Plan (the "1988 Plan") and the 1993 Incentive Share Plan (the "Incentive Plan"). During 1997, the Executive Compensation Committee consisted of Messrs. Dow, Lasher and Shapiro. The Executive Compensation Committee met once in 1997.

COMPENSATION OF TRUST MANAGERS

  During the year ended December 31, 1997, fees paid to all the Company's trust managers as a group aggregated $39,875. Company trust managers received $2,500 annually, $1,000 for each Board meeting attended and $500 for each committee meeting attended. Employees of the Company are not paid any trust manager fees. No member of the Board of Trust Managers of the Company was paid any compensation in 1997 for his service as a trust manager of the Company other than pursuant to the standard compensation arrangement for trust managers.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                 ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

  The Executive Compensation Committee of the Board of Trust Managers (the "Compensation Committee"), which is entirely comprised of independent trust managers, is responsible for evaluating and establishing the level of executive compensation and administering the Company's share option plans.

COMPENSATION PHILOSOPHY AND OBJECTIVES

  It is the philosophy of the Compensation Committee and the Company that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. In order to achieve its objective, the Company has structured an incentive based compensation system tied to the Company's financial performance and portfolio growth. Where material and supportive of the Company's compensation philosophy, the Company will attempt to maximize the amount of compensation expense that is tax deductible.

  Each year, the Compensation Committee reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The executive compensation system is basically comprised of base salary, bonus compensation, share options and restricted shares. The Company's annual executive compensation package, including that of the Chairman/Chief Executive Officer ("Chairman") and the Vice Chairman, generally has lower base salaries than comparable companies coupled with a leveraged incentive bonus system which will pay more with good performance and less with performance that is below expectation. Generally, the Chairman's and Vice Chairman's bonus is within 25% to 50% of the base compensation of the individual, depending on the size of the incentive bonus awarded.

BASE SALARY

  Base salary levels for executive officers are largely derived through an evaluation of the responsibilities of the position held and the experience of the particular individuals, both compared to companies of similar size, complexity and, where comparable, in the same industry. The determination of comparable companies was based upon selections made by both the Company, as to comparable companies in the real estate industry, and by independent compensation consultants, as to other comparable companies. Not all companies included in the National Association of Real Estate Investment Trust's ("NAREIT") All Equity Index described on page 10 are comparable in size and complexity, and not all comparable real estate companies are real estate investment trusts. Actual salaries are based on the executive's skill and ability to influence the Company's financial performance and growth in both the short-term and long-term. During 1997, the Compensation Committee used salary survey data supplied by NAREIT and compensation information provided by outside consultants in establishing base salaries. The executive officers' salaries, including those of the Chairman and Vice Chairman, were generally set at the mid range of the survey data.

BONUS COMPENSATION

  All the Company's executive officers participate in a bonus program whereby the individual is eligible for a bonus based on a percent of the individual's base salary. This bonus program has been in effect for more than 15 years. The bonus percentage is also based on competitive analysis. Again, the executive's ability to influence the Company's success is considered in establishing this percentage. Earned bonuses are determined annually on the basis of performance against pre-established goals. Other than for the Chairman and Vice Chairman, the eligible bonus percentage for other executive officers is allocated 50% to the Company's goals and 50% to the individual's goals. Specific individual goals for each officer are established at the beginning of the year and are tied to the functional responsibilities of each executive. Individual goals include both objective financial measures as well as such subjective factors as efficiency in managing capital resources, successful acquisitions, good investor relations and the continued development of management. The Company's goals are primarily based on operating performance, as measured by factors such as the Company's funds from operations, and achieving the appropriate growth objective, relating primarily to portfolio acquisitions and new development. Other than the allocation between individual and Company goals, no specific weights are assigned to the individual goals. The bonuses of both the Chairman and Vice Chairman are based entirely on the Company's performance. The Company's performance targets were exceeded in fiscal 1997 and consequently the executives were eligible for full bonus awards.

SHARE INCENTIVE PROGRAM

  The Compensation Committee strongly believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Shares of the Company, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive share options from time to time, giving them the right to purchase Common Shares of the Company. The number of options granted to an executive is based on practices of the same comparable companies used to derive base salary levels. Share options historically have not been a consistently utilized element of the Company's executive compensation system, and the Company does not adhere to any firmly established formulas or schedules for the issuance of options, but options are awarded when considered appropriate.

CHAIRMAN/CEO PERFORMANCE EVALUATION

  For 1997, the Compensation Committee evaluated the Chairman's performance based on the Company's financial performance and its growth in real estate assets. The Company exceeded its funds from operations objective and achieved its goals for its acquisition and new development programs by investing in excess of $130 million. Mr. S. Alexander received 100% of his potential bonus based on the Company exceeding its corporate goals and objectives for 1997. Mr. Alexander's compensation is awarded by the Compensation Committee without reference to any specific performance factor or component (i.e. base salary, bonus compensation and the share incentive program).

  The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

  The foregoing report is given by the following members of the Compensation
Committee:

                                 MELVIN A. DOW
                               STEPHEN A. LASHER
                                 MARC SHAPIRO

PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's Common Shares to the S&P 500 Index and to the published NAREIT All Equity Index (excluding health care REITs). The graph assumes that the value of the investment in the Company's Common Shares and each index was 100 at December 31, 1992 and that all dividends were reinvested. The Company will provide upon request the names of the companies included in the NAREIT All Equity Index.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN


LOGO

                                1992 1993 1994 1995 1996 1997
-------------------------------------------------------------

 WRI                            100  107  115  123  140  164
-------------------------------------------------------------
 S&P 500 Index                  100  110  111  153  188  251
-------------------------------------------------------------
 The NAREIT All Equity Index*   100  119  122  140  190  230

* (excluding health care REITs)

  The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

  There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

EXECUTIVE COMPENSATION

  The following table sets forth the summary compensation of the Chairman (and
CEO) and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the three years ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                 ANNUAL COMPENSATION         COMPENSATION AWARDS
                            ------------------------------ -----------------------
                                                                       SECURITIES
                                              OTHER ANNUAL RESTRICTED  UNDERLYING
                             SALARY   BONUS   COMPENSATION   STOCK    OPTIONS/SARS  ALL OTHER
         NAME          YEAR   ($)      ($)        ($)      AWARDS ($)    (#)(1)    COMPENSATION
         ----          ----  ------   -----   ------------ ---------- ------------ ------------
Stanford Alexander,    1997 $494,000 $235,000   $128,512                100,400      $12,182(2)
 Chairman and Chief    1996  494,000  235,000                                         12,693
 Executive Officer     1995  493,500  235,000                                         13,072
Martin Debrovner,      1997  383,400  137,600     99,840                 78,000      160,999(3)
 Vice Chairman         1996  360,000  141,300                                        155,858
                       1995  359,500  123,600                                        145,475
Andrew M. Alexander,   1997  287,500   80,000     74,880                 58,500       33,378(4)
 President(8)          1996  273,800   82,200                                         32,482
                       1995  213,150   75,000                                         34,722
Joseph W. Robertson,
 Jr.,                  1997  278,250   54,126               $245,100     39,600       31,706(5)
 Executive Vice
  President            1996  278,250   60,000                                         32,182
 and Chief Financial
  Officer              1995  278,250   65,000                                         44,195
Stephen C. Richter,    1997  180,000   44,516                146,200     23,700       17,458(6)
 Senior Vice President 1996  166,500   36,975                                         16,267
 and Treasurer         1995  158,550   31,381                                         20,991

--------
(1) No SARs were granted during 1995, 1996 or 1997.
(2) Includes $7,432 of premiums paid by the Company under "split dollar" life insurance agreements and $4,750 for the Company's contributions to the Company's 401(k) Savings and Investment Plan (the "Savings Plan") on behalf of Mr. S. Alexander.
(3) Includes $2,452 of premiums paid by the Company under "split dollar" life insurance agreements, $4,750 for the Company's contributions to the Company's Savings Plan on behalf of Mr. Debrovner, and $153,797 contributed to the Company's Supplemental Retirement Plan.
(4) Includes $4,750 for the Company's contributions to the Company's Savings Plan on behalf of Mr. A. Alexander and $28,628 contributed to the Company's Supplemental Retirement Plan.
(5) Includes $4,750 for the Company's contributions to the Company's Savings Plan on behalf on Mr. Robertson, and $26,956 contributed to the Company's Supplemental Retirement Plan.
(6) Includes $4,750 for the Company's contributions to the Company's Savings Plan on behalf of Mr. Richter and $12,708 contributed to the Company's Supplemental Retirement Plan.

     SHARE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  Shown below is information for the indicated persons with respect to the options exercised during 1997 and the unexercised options to purchase the Company's Common Shares granted during 1997 and prior years under the 1988 Plan and the Incentive Plan.

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                   OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                           SHARES               DECEMBER 31, 1997(#)        DECEMBER 31, 1997
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
          NAME           EXERCISE(#) RECEIVED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Stanford Alexander......      --        --      39,325       196,400     $337,926    $1,159,205
Martin Debrovner........      --        --      37,000       142,000      357,434       834,389
Andrew M. Alexander.....      --        --      25,600        88,900      268,127       515,703
Joseph W. Robertson,
 Jr.....................      --        --      28,000        79,600      229,139       369,196
Stephen C. Richter......      --        --      18,000        35,700      190,589       146,276

PENSION PLAN

  The following table shows the approximate annual retirement benefits under the Company's non-contributory pension plan (the "Pension Plan") (before the reduction made for social security benefits) to eligible employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee's lifetime. Benefits are not actuarially reduced where survivorship benefits are provided.

            ESTIMATED ANNUAL BENEFITS UPON RETIREMENT
-----------------------------------------------------------------------
                                YEARS OF SERVICE
  AVERAGE     ---------------------------------------------------------
COMPENSATION     15       20        25        30        35        40
------------  -------- --------  --------  --------  --------  --------
$125,000      $ 28,125 $ 37,500  $ 46,875  $ 56,250  $ 65,625  $ 75,000
 150,000        33,750   45,000    56,250    67,500    78,750    90,000
 175,000**      39,375   52,500    65,625    78,750    91,875   150,000
 200,000**      45,000   60,000    75,000    90,000   105,000   120,000
 225,000**      50,625   67,500    84,375   101,250   118,125   135,000*
 250,000**      56,250   75,000    93,750   112,500   131,250*  150,000*
 300,000**      67,500   90,000   112,500   135,000*  157,500*  180,000*
 400,000**      90,000  120,000   150,000*  180,000*  210,000*  240,000*
 450,000**     101,250  135,000*  168,750*  202,500*  236,250*  270,000*
 500,000**     112,500  150,000*  187,500*  225,000*  262,500*  300,000*

--------
 * The maximum annual pension benefit which currently may be paid under a qualified plan is $125,000 subject to certain grandfather rules for limitation years beginning in 1997.
** Compensation in excess of $160,000 is disregarded with respect to plan years beginning in 1997. Accordingly, the compensation of each executive officer included in the Summary Compensation Table on page 11 which was covered by the Pension Plan was limited to $150,000.

  The compensation used in computing average monthly compensation is the total of all amounts paid by the Company as shown on the employee's W-2 Form, plus amounts electively deferred by the employee under the Savings Plan and (S)125 cafeteria plan. Compensation in excess of $160,000 is disregarded. Credited years of service for the Named Executive Officers of the Company as of March 9, 1998 are as follows: Mr. S. Alexander, 44 years; Mr. Debrovner, 30 years; Mr. Robertson, 26 years; Mr. A. Alexander, 20 years; and Mr. Richter, 18 years. Mr. S. Alexander commenced receiving a benefit under the Plan in January, 1996.

  The Pension Plan covers all employees who are age 21 or over, with at least one year of employment with the Company except leased employees and employees covered by a collective bargaining agreement. The Pension Plan pays benefits to an employee in the event of death, disability, retirement or other termination of employment after the employee meets certain vesting requirements (generally 20% vesting after two years of service and an additional 20% vesting each year thereafter until 100% vested). Under the Pension Plan, the amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21 (not in excess of 40 years), minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976 (not in excess of 33.3 years).

PROPOSAL 2

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Trust Managers has unanimously approved and urges you to vote "FOR" approval of this Proposal 2. Proxies solicited hereby will be voted in favor of Proposal 2 unless the shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting of Shareholders and entitled to vote is required for approval of this proposal.

  The Board of Trust Managers has appointed, and recommends the ratification of Deloitte & Touche llp as auditors for the Company for the year ending December 31, 1998. This firm, or its predecessors, has served in such capacity for the Company for more than 30 years and is familiar with the Company's affairs and financial procedures. Ratification of their appointment as auditors for the year ended December 31, 1997 was approved by the shareholders at the Company's last Annual Meeting of Shareholders.

  Representatives of Deloitte & Touche llp are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee are Messrs. Dow, Lasher and Shapiro. Mr. Shapiro, an executive officer and director of CBT, serves on the Compensation Committee. The Company and certain of its joint ventures are depositors with CBT. Additionally, the Company has entered into a $200 million syndicated revolving credit agreement of which CBT is the agent for the syndication. Total interest paid to CBT as the agent for the facility was $3.2 million for the year ended December 31, 1997. However, CBT's participation as a syndicate member as of December 31, 1997 was $42.5 million of the $200 million facility. The Company has also executed an agreement with CBT for an uncommitted and unsecured overnight credit facility totaling $20 million. During the year ended December 31, 1997, the Company paid CBT $.8 million in interest expense under such facility. As of December 31, 1997, $94.4 million was outstanding under the two credit facilities. From time to time, the Company has made short-term borrowings from independent third parties which were arranged through CBT. The principal amount of such borrowings, which did not exceed $13.5 million during 1997, was secured by government-backed securities owned by the Company. CBT is also the trustee under two grantor trusts, which hold certain employee deferred compensation funds.

  Weingarten Properties Trust ("WPT"), a Texas real estate investment trust that owns five shopping centers and also currently qualifies as a REIT, shares certain common officers and/or Board members with the Company. Messrs. S. Alexander, Debrovner, Dow, Lasher, Robertson, A. Alexander and Richter are officers and/or directors of WPT. During the year, the Company advanced funds to WPT to fund certain capital needs of WPT under a short-term unsecured note bearing interest at the prime rate plus 1%, which ranged from 9.3% to 9.5% during the year. As of December 31, 1997, WPT owed the Company $700,000 which was the largest amount owed to the Company during the year. WPT paid the Company $65,150 in interest on funds borrowed during fiscal 1997.

  The Company currently owns 77% of the outstanding common stock of WPT. The Company may, in the future, attempt to acquire the remaining stock ownership of WPT through negotiated or open market purchase or by means of a tender offer or a business combination.

  The Company also contracts to manage the day-to-day business and properties of WPT. WPT paid the Company approximately $202,000 during 1997 for the management of its properties and the operation of its business.

  Messrs. S. Alexander, A. Alexander, Debrovner, Dow, Lasher, Richter and Schnitzer are shareholders or officers and/or directors of WRI Holdings, Inc., a Texas corporation ("Holdings"). In December 1984, the Company contributed certain assets and cash to Holdings in exchange for, among other consideration, $26.8 million original principal amount of debt securities (the "Holdings Debt Securities") and common stock of Holdings. The assets contributed by the Company to Holdings included unimproved land in the Railwood Industrial Park in northeast Houston ("Railwood"), and all of the issued and outstanding capital stock of Plaza Construction, Inc. ("Plaza") and Leisure Dynamics, Inc. ("Leisure Dynamics"). The Holdings Debt Securities were issued pursuant to three separate trust indentures and originally consisted of $16.7 million principal amount of debt securities (the "Hospitality Bonds") due December 28, 2004, $7.0 million principal amount of debt securities (the "Railwood Bonds") due December 28, 2004 and $3.2 million principal amount of debt securities (the "Plaza Bonds") due December 28, 1994. The Plaza Bonds were extended and are currently due December 28, 1998.

  Interest must be paid on the outstanding principal amount of the Hospitality Bonds at a rate equal to the greater of 16% per annum or 11% of Holdings' pro rata share of the gross revenues per year from the hotels owned by the Hospitality Ventures ("Hospitality"), but not more than 18%, the maximum lawful rate in Texas applicable to the Hospitality Bonds. The Hospitality Bonds were structured so that the Company would, under certain circumstances, receive interest income based on the revenues of the Hospitality Ventures. In August 1995, Hospitality sold seven of the eight hotels it owned. The sales proceeds were remitted to the Company through Holdings, reducing the principal amount outstanding (net of deferred gain) to $2.4 million as of December 31, 1995. In August, 1996, Hospitality secured financing for the remaining hotel, the proceeds from which were used to reduce the principal amount outstanding (net of deferred gain) to $.4 million.

  As of March 9, 1998, the outstanding principal amounts owing on the Railwood Bonds and the Plaza Bonds were $6.2 million and $3.2 million, respectively. Interest on both bonds accrues at the rate of 16% per annum (the "accrual rate"), but is due and payable quarterly at the rate of 10% per annum (the "pay rate"). The difference between the accrual rate and the amount of interest paid by Holdings at the pay rate on such debt securities is treated as unpaid accrued interest, which will not accrue any compound interest and is payable with the principal at maturity. The Company recognizes as interest income only the amount actually received at the pay rate. Therefore, the Company does not carry the difference between the accrual rate and the pay rate as an asset on the Company's Consolidated Balance Sheet. Such nonrecognized accrued interest outstanding as of December 31, 1997 under the Railwood and Plaza Bonds was $5.9 million and $3.3 million, respectively.

  Pursuant to a loan agreement between Holdings and the Company and pursuant to a note, dated December 28, 1984, as amended in October 1987, January 1991 and March 1994 (the "Accrual Note"), Holdings may borrow from the Company the amount necessary, up to a maximum of $40 million, to enable Holdings to pay the interest owing on the Holdings Debt Securities. Interest on the Accrual Note accrues at the highest rate per annum permitted by Texas law as to a portion of the debt and at the CBT prime rate plus 2% per annum (but not in excess of the maximum legal rate) as to the balance of the debt. The Accrual
Note is payable December 28, 2004. As of December 31, 1997, $26.4 million was outstanding under the Accrual Note, which represents the difference between the amount recognized as interest income on the Holdings Debt Securities and the pay rate applicable to such bonds, i.e., the Company did not recognize as income that portion of the pay rate interest received by the Company which had been borrowed by Holdings under the Accrual Note.

  In November 1982, the Company entered into a loan agreement (the "River Pointe Loan Agreement"), which was amended effective December 1, 1991, with River Pointe Venture I, a joint venture in which Plaza was a joint venture partner until October 1987, at which time Plaza acquired all the joint venture interest in such venture owned by the other joint venture partner and became the successor of such joint venture under the River Pointe Loan Agreement. Under the terms of the River Pointe Loan Agreement, the Company may lend Plaza up to $12 million for construction and development of River Pointe. Interest accrues at the prime rate plus 1%, but not in excess of the maximum rate permitted by law, and payment of the outstanding principal balance is due

December 1, 1998. Beginning in 1990, the Company discontinued the recognition of interest income for financial statement purposes. As of December 31, 1997, the principal amount outstanding under the River Pointe Loan Agreement was $8.8 million plus accrued, but nonrecognized, interest of $9.6 million.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's executive officers, trust managers, and persons who own more than 10% of the Company's Common Shares, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Shares with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, trust managers and greater than 10% holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

  The Company believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, trust managers and greater than 10% beneficial owners were complied with.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be in writing and received at the Company's principal executive office by the Company's Secretary no later than November 17, 1998, in order to be included in the next year's proxy statement.

                                OTHER BUSINESS

  The trust mangers of the Company know of no matters expected to be presented at the Annual Meeting of Shareholders other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

                               FORM 10-K REPORT

  UPON THE WRITTEN REQUEST OF EACH SHAREHOLDER SOLICITED HEREBY, ADDRESSED TO THE COMPANY, ATTENTION: M. CANDACE DUFOUR, SECRETARY, 2600 CITADEL PLAZA DRIVE, HOUSTON, TEXAS 77008, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE YEAR ENDED DECEMBER 31, 1997. ANY BENEFICIAL OWNER MAKING SUCH A REQUEST MUST SET FORTH THEREIN A GOOD-FAITH REPRESENTATION THAT AS OF MARCH 9, 1998 HE WAS A BENEFICIAL OWNER OF THE COMPANY'S SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS.

LOGO
PROXY                     WEINGARTEN REALTY INVESTORS                      PROXY
             THIS PROXY IS SOLICITED BY THE BOARD OF TRUST MANAGERS
  The undersigned hereby appoint(s) STANFORD ALEXANDER, MARTIN DEBROVNER AND ANDREW M. ALEXANDER, or any of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Weingarten Realty Investors to be held at The Houstonian, 111 N. Post Oak Lane, Houston, Texas on Friday, May 8, 1998, at 11:00 a.m., Houston time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.
  THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBER 1 AND 2.

PROPOSAL 1: The Election of      FOR nominees listed
 Trust Managers:             [_] below                  [_] WITHHOLD AUTHORITY
                                 (Except as marked to       to vote for all
                                 the                        nominees listed
                                 contrary)                  below

Stanford Alexander, Andrew M. Alexander, Robert J. Cruikshank, Martin
Debrovner, Melvin A. Dow, Stephen A. Lasher, Joseph W. Robertson, Jr., Douglas
W. Schnitzer, Marc J. Shapiro, J. T. Trotter
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME HERE:
--------------------------------------------------------------------------------
PROPOSAL 2: Ratification of the appointment of Deloitte & Touche llp as the independent auditors of the Company.
             [_] FOR            [_] AGAINST            [_] ABSTAIN
--------------------------------------------------------------------------------

                        (TO BE SIGNED ON THE OTHER SIDE)
LOGO
  In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.
  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ANY PRIOR PROXY IS HEREBY REVOKED.

                                   Dated: _______________________________, 1998
                                   --------------------------------------------
                                                    Signature
                                   --------------------------------------------
                                           (Signature if held jointly)
                                   Please sign exactly as your name appears at
                                   the left. When shares are held by joint
                                   tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.
              PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
               PROMPTLY, USING THE ENCLOSED ENVELOPE. THANK YOU.